AMENDMENT
                                       TO
                          CURIAN VARIABLE SERIES TRUST
                                DISTRIBUTION PLAN

      This   AMENDMENT  is  made  by  the  CURIAN   VARIABLE   SERIES  TRUST,  a
Massachusetts business trust ("Trust") to its Distribution Plan ("Plan").

      WHEREAS, the Plan was adopted by the Trust on behalf of the Funds listed on Schedule A to the Plan, in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended.

      WHEREAS, pursuant to this Amendment, the Trust is amending Section 3, "MISCELLANEOUS," paragraph (b), entitled "CONTINUATION" in order to clarify the approval date of the Plan.

      NOW THEREFORE, the Trust hereby amends the Plan as follows:

      1. Paragraph (b) of Section 3 is deleted and replaced in its entirety with the following:

      CONTINUATION. This Plan shall continue in full force and effect as to a Fund for so long as such continuance is specifically approved prior to December 31st each year by a vote of both (i) the Board of Trustees and
      (ii) the Rule 12b-1 Trustees, cast in person at a meeting called, at least in part, for the purpose of voting on this Plan.

      IN WITNESS WHEREOF, the Trust has caused this Amendment to be executed as of this 11th day of September, 2012.

                   CURIAN VARIABLE SERIES TRUST

                   By: /s/ Emily Eibergen
                       --------------------------------

                   Name: Emily Eibergen
                         ------------------------------

                   Title: Assistant Secretary
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